Exhibit 10.1

SHARE SUBSCRIPTION AGREEMENT

AMONG

INDIA GLOBALIZATION CAPITAL, INC.

AND

TECHNI BHARATHI LIMITED

AND

THE PROMOTERS

SHARE SUBSCRIPTION AGREEMENT

THIS SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is made as on this 16th day of September 2007 BETWEEN:

INDIA GLOBALIZATION CAPITAL, INC. a company organised under the laws of the State of Maryland and having its office address at 4336 Montgomery Avenue Bethesda, MD 20814 (hereinafter referred to as “Investor”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and assigns) of the FIRST PART;

AND

TECHNI BHARATHI LIMITED, a company incorporated under the Indian Companies Act, 1956, having its registered office at By pass road, Edappally, Kochi – 682 024, India (hereinafter referred to as "Company" which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors) of the SECOND PART;

AND

THE PERSONS whose names and addresses are set out in Schedule 1 hereto (hereinafter referred to as "Promoters", which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include their heirs, legal representatives, executors, and administrators) of the THIRDPART.

WHEREAS:

A.	The Company is a public limited company inter alia engaged in the business of infrastructure development specialising in construction of roads over the last two decades (the “Business”);

B.	The Investor is currently engaged in making investments in India especially in sectors such as power, infrastructure, etc. and wishes to make a foray into the Business;

C.
The Company has, at the date of this Agreement, an authorised share capital of INR 15,00,00,000 consisting of 80,00,000 equity shares of par value INR 10 each and 70,00,000 15% redeemable preference shares of par value  INR 10 each. As of date 4287500 Equity Shares have been issued and are held by the persons in the number as set out in Schedule 2 A and 5,000,000 convertible preference shares have been issued (“Sale Shares”);

D.	The Promoters have requested the Investor and the Investor proposes to invest in the Company in accordance with the terms and subject to the conditions of this Agreement.

NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND PROMISES CONTAINED HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION THE ADEQUACY OF WHICH IS HEREBY ACKNOWLEDGED, IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AND THIS AGREEMENT WITNESSETH AS UNDER:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, except to the extent that the context requires otherwise the following terms shall have the meanings set forth below, such meanings to be applicable to both the singular and the plural forms of such terms:

(a)	'Act' shall mean the Indian Companies Act, 1956 and any amendment thereto or any other succeeding enactment for the time being in force.

(b)
‘Affiliate’ means when used in respect of a specified legal person, each legal person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the person specified. In this definition “control” (and its derivatives) means both (i) holding beneficially more than fifty per cent (50%) of equity interests and (ii) the ability to cast more than fifty (50%)per cent of the voting rights attaching to voting securities or (iii) power to direct the management or policies of such entity by contract or otherwise. The term ‘Affiliate’, when used in respect of an individual party mean such party’s Relative as defined in section 6 of the Act.

(c)
'Agreement' shall mean this Share Subscription Agreement, as from time to time amended, supplemented or replaced or otherwise modified and any document which amends, supplements, replaces or otherwise modifies this Agreement, together with the recitals and all the Annexes, Appendices and Schedules attached hereto.

(d)
‘Applicable Law’ shall mean all applicable laws, statutes, ordinances, regulations, rules, orders, bye laws, administrative interpretation, writ, injunction, directive, protocols, codes, policies, notices, directions, judgment or decree or other instrument or other requirements of any Governmental Authority in any relevant jurisdiction applicable to any Party from time to time.

(e)
‘Articles’ means the Articles of Association of the Company to be duly amended to reflect the terms of the Shareholders Agreement (as from time to time amended, modified or supplemented in accordance with the provisions thereof) to the extent permitted under law.

(f)	'Authorised Dealer' shall mean the banker of the Company.

(g)	'Board' shall mean the board of directors of the Company.

(h)
‘Claim’ includes any notice, demand, assessment, letter or other document issued or action taken by any tax, fiscal or other statutory or governmental authority, body or official whatsoever (whether of India or elsewhere in the world) whereby the Company is or may be placed or sought to be placed under a liability to make a payment or deprived of any relief, allowance, credit or repayment otherwise available.

(i)	'Completion' shall mean completion of the events specified in Clause4.3 below and the Investor being registered as a member in respect of the Subscription Shares in the register of members of Company.

(j)	‘Completion Date' shall mean date mentioned in Clause4.3 hereof.

(k)
‘CPS’ means 1,25,00,000 compulsorily convertible preference shares of the face value of INR 10 each with the terms and conditions as listed in Schedule 5 hereto proposed to be issued by the Company to the Investor pursuant to the terms of this Agreement.

(l)	‘CPS Consideration’ means INR 125000000 to be paid by the Investor to the Company for the CPS.

(m)	'Conditions Precedent' shall mean the conditions precedent mentioned in Clause 3 of this Agreement.

(n)
‘Derivative Securities’ means any subscriptions, options, debentures, bonds, conversion rights, warrants, or similar agreements, Securities or commitments of any kind obligating the Company to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold (i) any shares in the share capital or any derivative securities of the Company; (ii) any securities convertible into or exchangeable for any shares in the share capital of the Company; (iii) any obligations measured by the price or value of the shares in the share capital of the Company; or (iv) any rights to participate in the equity or income of the Company or to participate in or direct the election of any directors or officers of the Company.

(o)
'Encumbrances' means any encumbrance, lien, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention or non-disposal agreement or other restriction of a similar kind, and all other easements, encroachments and title defects of every type and nature, or any conditional sale, contract, title, retention contract, or other contract to give or to refrain from giving any of the foregoing.

(p)	‘INR’ means the lawful currency of India.

(q)
‘Intellectual Property’ shall mean all forms of intellectual property rights subsisting under any law or equity and all analogous rights subsisting under the laws of all jurisdictions and shall include any product or process of the human intellect whether registrable as patents, trade marks, copyrights, designs or otherwise such as an invention, or derivative works of the same expression or literary creation, unique name, trade secret, business method, database, industrial process, computer program, source code, process, presentation, etc.

(r)	‘Investor Shares’ mean 7,15,00,000 Equity Shares proposed to be issued by the Company to the Investor at the Issue Price.

(s)	‘Investor Consideration’ means INR 275000000 to be paid by the Investor to the Company for the Investor Shares.

(t)	‘Issue Price’ means the price of Rs. 38.46 per Investor Share.

(u)
‘Liabilities’ means any and all contingent, current, deferred or long-term liabilities, obligations, payables, forms of taxation whether of India or elsewhere in the world, past, present and deferred (including, without limitation, income tax, stamp duty, customs and other import or export duties) and all other statutory or governmental impositions, duties and levies and all penalties, charges, costs and interest relating to any Claim.

(v)	‘Memorandum’ means the Memorandum of Association of the Company.

(w)	'Party' shall mean the Investor, the Promoters or the Company referred to individually and 'Parties' shall mean the Investor, the Promoters and the Company referred to collectively.

(x)
'Person' shall include an individual, an association, a corporation, a partnership, a joint venture, a trust, an unincorporated organisation, a joint stock company or other entity or organisation, including a government or political subdivision, or an agency or instrumentality thereof and/or any other legal entity.

(y)	'Representations and Warranties' shall mean the representations and warranties given by the Company and/or the Promoters in this Agreement, in particular Clause 5 hereto.

(z)
‘Securities’ means, with respect to any person, such person's equity capital, registered capital, joint venture or other ownership interests (including, without limitation, in the case of the Company, shares) or any options, warrants, loans or other securities that are directly or indirectly convertible into, at or exercisable or exchangeable for, at the sole option of such person, such equity capital, registered capital, joint venture or other ownership interests (whether or not such Derivative Securities are issued by such person).

(aa)	'Shares' shall mean the equity shares or preference shares of the Company.

(bb)	'Shareholder' or 'Shareholders' shall mean any Person who holds any Shares.

(cc)
‘Shareholders Agreement’ means the agreement of even date entered into between the Promoters, the Company, the Investor in relation to the management and governance of the Company on the terms and conditions mentioned therein.

(dd)	‘Subscription Price’ means an aggregate of the Investor Consideration and the CPS Consideration.

(ee)	‘Subscription Shares’ means an aggregate of the Investor Shares and the CPS.

(ff)
‘Tax’ or collectively ‘Taxes’ shall mean (i) any and all taxes imposed by any governmental body, assessments and other governmental charges, duties, impositions and liabilities, including sales tax, excise duties, service tax, wealth tax, dividend tax, value added tax, other taxes based upon or measured by gross receipts, income, profits, use and occupation, ad valorem, transfer, franchise, withholding, payroll, employment and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity or a transferor.

(gg)
‘Transaction Documents’ shall mean any and all deeds, documents; letters executed or proposed to be executed between the Parties to achieve Completion, including this Agreement and the Shareholders Agreement.

(hh)	‘Warrantors’ means the Company and the Promoters and ‘Warrantor’ means any one of them.

1.2	Other Defined Terms:

(i)	‘Business Days’ means the days on which the banks are open for business in Mumbai, India.

(ii)	‘Dispute’ shall have the meaning as ascribed to it in Clause 10.1 of this Agreement.

(iii)	‘Losses’ shall have the meaning as ascribed to it in Clause 6.1 of this Agreement.

1.3	Interpretation

1.3.1	The terms referred to in this Agreement shall, unless defined otherwise or inconsistent with the context or meaning thereof, bear the meaning ascribed to it under the relevant statute/legislation.

1.3.2	All references in this Agreement to statutory provisions shall be construed as meaning and including references to:

(a)	Any statutory modification, consolidation or re-enactment (whether before or after the date of this Agreement) for the time being in force;

(b)	All statutory instruments or orders made pursuant to a statutory provision; and

(c)	any statutory provisions of which these statutory provisions are a consolidation, re-enactment or modification.

1.3.3	Words denoting the singular shall include the plural and words denoting any gender shall include all genders.

1.3.4
Headings to clauses, sub-clauses and paragraphs are for information only and shall not form part of the operative provisions of this Agreement or the Schedules and shall be ignored in construing the same.

1.3.5	References to recitals, clauses or schedules are, unless the context otherwise requires, are references to recitals, to clauses of or schedules to this Agreement.

1.3.6	Reference to days, months and years are to Gregorian days, months and calendar years respectively.

1.3.7
Any reference to the words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to clauses or annexures of this Agreement as specified therein.

1.3.8	Any expression importing a natural person includes any company, trust, partnership, joint venture, association, body corporate or governmental agency.

1.3.9	Where a word or phrase is given a defined meaning, another part of speech or other grammatical form in respect of that word or phrase has a corresponding meaning.

1.3.10	Reference to “Investor”, unless repugnant to the context shall for the purpose of this Agreement, mean and include the Affiliates of the Investor.

1.5.11	The words “include” and “including” shall be construed without limitation.

1.5.12	The rule of construction, if any, that a contract should be interpreted against the Party responsible for the drafting and preparation thereof, shall not apply to this Agreement.

2.	SUBSCRIPTION ON COMPLETION DATE

       2A.  SUBSCRIPTION ON COMPLETION DATE

2.1
Subject to the terms of this Agreement, and relying on the Representations and Warranties and the indemnities given by the Promoters and the Company under this Agreement, the Investor agrees on the Completion Date to subscribe for and the Company agrees to issue and allot to the Investor the Subscription Shares in consideration of the Subscription Price.

2.2
The Subscription Shares shall be issued free from all Encumbrances and together with all rights, title and interests now or hereafter attaching thereto. The Subscription Shares shall in accordance with Applicable Laws and as the context may require, rank pari passu with all the existing Shares of the Company.

3.	CONDITIONS PRECEDENT
3.1
The Parties agree that the obligation of the Investor to subscribe to the Subscription Shares in the manner provided herein, is conditional upon (i) the fulfilment of the following conditions to the satisfaction of the Investor, unless specifically waived in writing by the Investor; and (ii) only if all the Representations and Warranties continue to be true and correct on the Completion Date:

3.1.1	The passing by the Board, in accordance with the Act and the Articles, of resolutions approving, initialling and authorizing:

a)	the execution of the Transaction Documents and the performance of the transactions contemplated therein;

b)
the draft of the amendments to the Memorandum and Articles of Association of the Company, to reflect, to the extent permitted by law, the provisions of the Shareholders Agreement, in the form approved by the Investor, subject to obtaining approval of the shareholders of the Company;

c)	the issue of the Subscription Shares pursuant to the terms of this Agreement;

d)	the approval of the resignation of Mr. K.V. Thomas, Mr. Jose Thomas and Mr. N. Sunder from the Board;

3.1.2	Execution of the Shareholders Agreement;

3.1.3
Completion of a business, financial, accounting, tax, technical, legal and regulatory due diligence on the Company by the Investor and resolution of all issues arising therefrom to the satisfaction of the Investor on or before 45 Business Days from the date of this Agreement;

3.1.4
A resolution being passed at a duly constituted meeting of the board of directors of Investor and a resolution being passed at duly constituted meeting of the shareholders of the Investor, approving the subscription to the Subscription Shares and the satisfaction of all other conditions for the Investor to effect a Business Combination as set forth in the Investor's Prospectus dated March 3, 2006 as filed with the US Securities and Exchange Commission;

3.1.5
The Promoters obtaining written consents from all banks, financial institutions, lenders of the Company and all other third parties as may be required for change in shareholding of the Company in form and substance satisfactory to the Investor;

3.1.6
There shall not have been any  change, effect or circumstance from the date hereof to the Completion Date, which has or may reasonably be expected to have an adverse effect on the Company, the Company’s prospects/profits/profitability/financial position/ financial condition/ operations/businesses/ assets and/or the Business;

3.1.7	Providing details of the bank account of the Company maintained with the Authorised Dealer to the Investor for the purpose of receiving the Subscription Price under this Agreement;

3.1.8
The Parties obtaining all statutory consents and approvals required or desirable under any and all applicable laws and regulations (i) for the subscription, issue and allotment of the Subscription Shares pursuant to the terms of this Agreement; and (ii) to give effect to the transactions contemplated herein and under the Transaction Documents having been obtained and remaining in full force and effect;

3.1.9
Each of the Promoters delivering to the Investor a no-objection certificate in the form contained in Schedule 4 hereto and a no-objection certificate from the Company in the form contained in Schedule 4A hereto;

3.1.10
Investor receiving from the Promoters and the Company three year financial statements for the period ended March 31, 2007, March 31, 2006 and March 31, 2005 converted into US GAAP and audited by a Public Company Accounting Oversight Board (www.pcaob.com) and unaudited US GAAP financial statements for the period commencing April 1, 2007 and ending September 30, 2007 or as of such later period, which shall not be earlier than 7 days prior to the Completion Date;

3.1.11	The purchase of the Sale Shares by the Investor and the incorporation of the name of the Investor in the register of members in respect to the Sale Shares.

3.2	Upon fulfilment of the Conditions Precedent, the Promoters and the Company shall notify the Investor of the same in writing.

3.3
If the Conditions Precedent mentioned in Clause 3.1.3 above is not fulfilled or satisfied to the satisfaction of the Investor or waived in writing by the Investor within 45 days of the date of this Agreement or such other date as may be mutually agreed between the Parties in writing, the Investor shall have the right to terminate this Agreement forthwith. The termination of this Agreement shall not in any way affect or prejudice any right accrued to any Party against the other prior to such termination. The Promoters however hereby confirm, undertake and agree, that they shall cause the Company to provide to the Investor and/or its advisors, all relevant information relating to the Company, including accounting, financial, tax, marketing, technical, human resources and legal information, whether or not requested by the Investor and/or its advisors, latest by the completion of 45 days from the date of this Agreement. The Promoters acknowledge and confirm that the Investor and/or its advisors shall be entitled to request for any information that they deem necessary and material in relation to the Company for the purpose of conducting the due diligence exercise. The Promoters shall provide full and complete access to the Investor and/or its advisors to all of the records, facilities, employees, suppliers and customers of the Company, along with answers and clarifications to questions raised by the Investor and/or its advisors and will cooperate fully with them in the completion of the due diligence exercise. The Parties acknowledge and confirm that the quantum and payment of the Subscription Price for the Subscription Shares shall be subject to the satisfactory results of the due diligence exercise to be conducted by the Investor, at the sole satisfaction of the Investor and in the event, the Investor is not satisfied with the results of the due diligence exercise conducted by the Investor but has waived the requirement of the Condition Precedent mentioned in Clause 3.1.3 above, the Parties shall mutually agree on a revised Subscription Price.

3.4
The Promoters and the Company undertake to use all best efforts to ensure that all the Conditions Precedent are satisfied as soon as possible and the Condition Precedent as mentioned in Clause 3.1.3 is satisfied no later than the date mentioned in Clause 3.3 above.

3.5
The Promoters and the Company shall co-operate and provide all information and reasonable assistance to the Investor and/or its advisors and authorised representatives to enable them to verify the records/documents of the Company.

4.	COMPLETION

4.1
The Promoters and the Company shall notify the Investor of the fulfilment of the Conditions Precedent and provide to the Investor, all the requisite documents evidencing fulfilment of such Conditions Precedent applicable to the Promoters and/or the Company. The Investor through its advisors/counsel shall then satisfy itself as to the fulfilment of the Conditions Precedent. The Investor shall notify the Promoters and the Company within 7 days from the date of receipt of all the documents/information from the Promoters of its satisfaction or dissatisfaction with the same or of waiving the fulfilment of any of the Conditions Precedent applicable to the Promoters and/or Company.

4.2
In case the Investor notifies the Promoters or the Company of its dissatisfaction under Clause 4.1 above, the Promoters shall fulfil the unfulfilled Conditions Precedent within 7 days of receipt of such notice and shall provide to the Investor, all requisite documents evidencing fulfilment of that Condition Precedent. Subject to Clause 3.3 above, the procedure referred to in Clause 4.1 above shall be followed thereafter until the fulfilment of all Conditions Precedent applicable to the Promoters and/or Company, to the satisfaction of the Investor.

4.3
Upon fulfilment of all the Conditions Precedent to the satisfaction of the Investor or if specifically waived in writing by the Investor, the Parties shall proceed to complete the issue of the Subscription Shares to the Investor  (‘Completion’) in the manner provided in this Clause. Such Completion shall take place on a date set by the Investor (the ‘Completion Date’), which date shall not be later than 15 days from the fulfilment of all the Conditions Precedent to the satisfaction of the Investor. This date may however be extended upon mutual agreement between the Parties.

4.4	The Completion shall take place at the office of Economic Laws Practice, 1502 Dalamal Towers, Nariman Point, Mumbai - 400021.

4.5	On the Completion Date, the Company shall deliver or cause to be delivered to the Investor:

a)	certified true copies of the Board Resolutions referred to in clause 3.1.1;

b)	written confirmation from the Company and each of the Promoters that as at the Completion Date:

•
no change, effect or circumstance has occurred, which has or may reasonably be expected to have an adverse effect on the Company, the Company’s prospects/profits/profitability/financial position/ financial condition/ operations/businesses/ assets and/or the operations/businesses and/or the Business; and

•	the Representations and Warranties are true, accurate and complete and that it is not aware of any matter or thing which is in breach of or inconsistent with any of the Representations and Warranties;

c)	the no-objection certificates referred to in clause 3.1.9.

4.6	Immediately thereafter, a meeting of the Board shall be held at which, the Board shall pass resolutions:

(i)	approving the allotment of the Subscription Shares to the Investor with the corresponding certificates;

(ii)	approving the appointment of the directors, as specified by the Investor on the Board; and

(iii)
convening an extra-ordinary general meeting of the Company in accordance with the Articles of the Company to amend the Memorandum and Articles of the Company to incorporate the provisions of the Shareholders Agreement in the form approved by the Board under Clause 3.1.1(b) above and to approve the issue of the Subscription Shares to the Investor pursuant to section 81(1A) of the Act.

4.7	Immediately thereafter, a meeting of the shareholders shall be held at short notice, at which the following resolutions shall be passed:

(i)           approving the allotment of the Subscription Shares to the Investor;

(ii)	approving the amendments to the Memorandum and Articles of Association in the form approved by the Board under Clause 3.1.1(b).

4.8
Immediately thereafter the Company shall (i) issue and deliver to the authorised representative of the Investor the original certificates duly stamped, signed and sealed for the Subscription Shares subscribed to by the Investor; and (ii) incorporate the name of the Investor as the legal and beneficial owner of the Subscription Shares in the register of members of the Company.

4.9
Notwithstanding the above, on the Completion Date the Investor shall also have a right to review the books and accounts of the Company to verify to the satisfaction of the Investor, that no event has occurred which has or may have an  adverse effect on the Business, operations, financial condition or prospects of the Business. In the event, the Investor is not satisfied with the results of its review; the Investor shall have the right to terminate this Agreement forthwith. The termination of this Agreement shall not in any way affect or prejudice any right accrued to any Party against the other prior to such termination.

4.10	On the Completion Date the Investor shall:

a)	deliver an application in writing for the Subscription Shares to be subscribed by them on the Completion Date; and

b)	pay to the Company the Subscription Price by way of telegraphic transfer.

4.11	Immediately after subscription to the Subscription Shares by the Investor, the equity shareholding of the Company shall be as set out in Schedule 2B.

4.12
The Parties to this Agreement agree to take all measures that may be required to ensure to the extent possible, that all the events contemplated in Clause 4 above on the Completion Date are completed on the same day.

4.13
Notwithstanding the provisions of Clause 4.12 hereto, all proceedings to be taken and all documents to be executed and delivered by the Parties at Completion shall be deemed to have been taken and executed simultaneously to the extent possible and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

4.14
Immediately after the Board meetings of the Company and passing of the resolutions mentioned above, the Parties shall ensure that the Company shall record the necessary entries in its registers and carry out all the actions that have been resolved to be carried out in order to effectively achieve Completion.

4.15
The Company shall ensure that within 30 days from the Completion Date, the relevant forms of the Company are filed with the concerned regulatory authorities including the Registrar of Companies, Reserve Bank of India, etc. in accordance with the provisions of Applicable Law

4.16	Investor’s Remedy

4.16.1
If after having received the Subscription Price from the Investor pursuant to Clause 4.10 above, the provisions of this Clause 4 are not complied with by the Company and/or the Promoters on the Completion Date, the Investor shall have the right to obligate the Company and/or the Promoters and if so required, by the Investor, the Company and/or the Promoters shall forthwith refund to the Investor the Subscription Price received from the Investor pursuant to Clause 4.10 above together with interest thereon calculated at the rate of the then applicable State Bank of India prime lending rate (“SBI PLR”) plus 10% from the date the Investor paid the Subscription Price to the date of actual refund by the Company with interest (“Liquidated Damages”). The Parties agree and acknowledge that the Liquidated Damages is a genuine pre estimate of the loss that may be suffered by the Investor as a result of non-compliance by the Company and/ or the Promoters of the obligations specified in this Agreement.

4.16.2
The Parties agree and acknowledge that this obligation of the Company to refund the Subscription Price to the Investor shall be without prejudice to any other right, which the Investor may have under this Agreement and in law or in equity.

5.           REPRESENTATIONS AND WARRANTIES

5.1
True and Accurate:  The Warrantors represent, warrant and undertake to the Investor, that each of the statements set out in this Clause and Schedule 3 hereof, as applicable to the Warrantors, is now and will be true and accurate at the Completion Date. The Warrantors acknowledge that the Investor, in entering into this Agreement, is relying on such representations, warranties and undertakings and shall be entitled to treat the same as conditions of the Agreement.

5.2
Investor Representation:The Investor hereby represents and warrants that it has the corporate power and authority to execute, deliver and perform this Agreement and the Transaction Documents and the transactions contemplated herein. The execution, delivery and performance by Investor of the Transaction Documents have been duly authorized and approved by its board of directors.

5.3
Separate and Independent:  Each of the Representations and Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other Representations and Warranty or any other term of this Agreement, which is not expressly referenced to the Representations and Warranty concerned.

5.4
Knowledge: If any Representation or Warranty is qualified by knowledge, then it means that the Representation or Warranty has been made to the best knowledge of the Warrantors, after the Warrantors have made and caused to be made such due and proper inquiries as may be required in respect of the relevant matter to obtain informed knowledge.

5.5
Undertaking:  None of the Warrantors shall do, allow or procure any act or omission before the Completion Date which would respectively constitute a breach of any of the Representations and Warranties if they were given at the Completion Date, or which would make any of the Representations and Warranties inaccurate or misleading if they were so given.

5.6
Notification of breach:  Each of the Warrantors hereby agree to disclose promptly to the Investor in writing immediately upon becoming aware of the same, any matter, event or circumstance (including any omission to act) which may arise or become known to it after the date of this Agreement which:

5.6.1	would render any of the Representations and Warranties to be inaccurate; or

5.6.2	has, or is likely to have, an adverse effect on the financial position/prospects/profits/profitability/financial condition/ operations/businesses/ assets and/or the Business of the Company.

5.7	Survival: The Representations and Warranties provided in this Agreement shall survive the Completion Date.

5.8	The Company and the Promoter hereby agree and acknowledge that the Investor has agreed to subscribe to the Subscription Shares inter alia relying upon the Representations and Warranties.

6.           INDEMNITY

6.1
Without prejudice to any other right available to the Investor in law or under equity, the Promoters shall jointly and severally indemnify, defend and hold harmless the Investor, their Affiliates, directors, advisors, officers, employees and agents, or, if so desired by the Investor, the Promoters shall indemnify the Company, from and against any and all liabilities, damages, demands, Claims (including third party Claims), actions, judgments or causes of action, assessments, interest, fines, penalties, and other costs or expenses (including, without limitation, amounts paid in settlement, court costs and all reasonable attorneys' fees and out of pocket expenses) (“Losses”) directly based upon, arising out of, or in relation to or otherwise in respect of:

i.
any inaccuracy in or any breach of any Representation and Warranty, covenant or agreement of the Promoters or Company contained in this Agreement or any document or other papers delivered by any of them to the Investor in connection with or pursuant to this Agreement;

ii.	any liability arising out of non compliance of any obligation undertaken by the Company or the Promoters;

iii.
any liabilities and obligations of whatever nature relating to any litigation, Claim or governmental investigation pending or relating to the Business or operations of the Promoters or the Business of the Company prior to the date of execution of this Agreement and as on the Completion Date;

iv.	any liability due to any non-compliance of any applicable law, rules or regulations prior to the date of execution of this Agreement and as on the Completion Date.

6.2
Any compensation or indemnity as referred to in Clause 6.1 above shall be such as to place the Investor in the same position as it would have been in, had there not been any such breach and as if the Representation and Warranty under which Investor is to be indemnified, had been correct.

7.           ACCESS TO BOOKS AND RECORDS

7.1
The Investor and/or the Promoters and their designated officers, employees, accountants and attorneys shall have the right, at any time and from time to time during normal business hours and upon notice which may be of at least 3 (three) days, to carry out inspection of documents, records, premises and all other properties of the Company at their own cost as long as they hold any Shares in the Company.

7.2
The Investor and their designated officers, employees, accountants and attorneys shall have the right to consult with the officers, employees, accountants and attorneys of the Company for the purpose of affording the Investor full opportunity to make such investigation as it may desire and to collect such information, data, documents, evidence as may be required for the purpose of and in the course of such inspection in connection therewith. Such investigations and/or audit, however, shall not affect the Representations and Warranties made by the Promoters or the Company.

8.	INTERIM MANAGEMENT AND ACCESS

8.1
During the period beginning from the execution of this Agreement and continuing until the Completion Date, the Company shall, and the Promoters shall cause the Company to carry on its Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such businesses, to use its best efforts consistent with past practice and policies to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with them, all with the goal of preserving their goodwill and ongoing businesses at the Completion Date.

8.2
The Promoters shall cause the Company to provide the Investor and its officers, agents, advisors, consultants and other representatives reasonable access to (i) all of the properties, books, contracts, commitments and records of the Company, (ii) all other information concerning the Business, properties and personnel (subject to restrictions imposed by Applicable Law) of the Company as the Investor may request, and (iii) all employees of the Company. The Promoters shall cause the Company to provide such information within 5 days of making a request for the same.

8.3
During the period beginning from the execution of this Agreement and continuing until the Completion Date the Company and/or the Promoters  (including their respective Affiliates, representatives and/or advisors) shall not, without the prior written consent of the Investor:

(i)
solicit, encourage, entertain, initiate or participate in any inquiry, negotiations or discussions or disclose any information pertaining to the Company or enter into any agreement with respect to any offer or proposal to, acquire or merge or restructure (including through business transfer, asset transfer, amalgamation, demerger, hiving off or in any other manner whatsoever) or dispose off, alienate or Encumber any assets or business of the Company or parts thereof (an  ‘Acquisition Proposal’);

(ii)	assist or cooperate with any Person to make any Acquisition Proposal; or

(iii)	solicit, negotiate or enter into any agreement with any Person with respect to an Acquisition Proposal;

(iv)
In the event the Company or the Promoters receive, prior to the Completion Date, any Acquisition Proposal, the Company or the Promoters receiving such Acquisition Proposal shall immediately suspend any discussions with such offeror or party with regard to such Acquisition Proposal and immediately inform the Investor as to any such Acquisition Proposal, including information as to the principal terms of such Acquisition Proposal or request, as the case may be, and any other information that the Investor may request;

(v)	sell, license or transfer to any Person any rights to any Intellectual Property or enter into any agreement with respect to Intellectual Property with any Person;

(vi)	amend or change its Articles of Association and/or Memorandum of Association in any manner whatsoever;

(vii)
adopt or change accounting methods or practices other than as required by the Indian GAAP or revalue any of its assets, including writing down value of inventory or writing off notes or accounts receivable;

(viii)
issue, sell, or grant, contract to issue, sell or grant, or authorize the issuance, delivery, sale or purchase of any Securities of the Company or any other securities, including securities convertible into, or exercisable or exchangeable for Shares in the Company;

(ix)
declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any shares of the Company, or split, combine or reclassify any shares of the Company, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company or repurchase, redeem, or otherwise acquire, directly or indirectly, any shares of the Company (or options, warrants or other rights convertible into, exercisable or exchangeable therefore);

(x)
grant any severance or termination, pay (cash, equity or otherwise) to any director or officer or to any employee of the Company, or increase (by way of cash, equity or otherwise) the salary or other compensation payable or to become payable by the Company to any of their officers, directors, employees or advisors, or declare, pay or make any commitment or obligation of any kind for the payment (in the form of cash, equity or otherwise) by the Company of a bonus or other additional salary or compensation to any such Person, or adopt or amend any employee benefit plan (except as necessary to comply with applicable law) or enter into any agreement with any Person which guarantees employment with the Company for a specific period of time or enter into any settlement or compromise agreement with any employees of the Company;

(xi)
waive any share repurchase rights, accelerate, amend or change the period of exercisability of options or restricted shares, or reprice options granted to any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any employment stock option plans;

(xii)	sell, lease, license, Encumber or otherwise dispose off any of the assets or properties of the Company;

(xiii)
enter into/agree to enter into any new contract not in the ordinary course of business and/or on terms that are beyond normal and reasonable commercial terms including amending or otherwise modifying (or agreeing to do so), or violating the terms of any of the contracts entered into by the Company;

(xiv)	commence, compromise or settle any pending or threatened litigation, debt or other legal proceedings;

(xv)
make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any Claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any Claim or assessment in respect of Taxes;

(xvi)
cause any increase in liabilities of the Business including by way of incurring any indebtedness in the Business in the form of loans or financial assistance from any lending agency or bank or repaying or incurring any additional indebtedness or making any advance payments other than what has been contractually agreed upon (upon disclosure and consent to/of the Investor);

(xvii)	amending any terms of any agreement with any of the creditors/debtors;

(xviii)	enter into/agree to enter into any new contract, agreement, arrangement with any related party of the Company;

(xix)	undertake any expenditure, transaction or commitment other than in the normal course of business; or

(xx)
take or agree in writing or otherwise to take any of the actions described in the preceding clauses of this Clause 8 or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder or that would prejudice the consummation of any of the transactions contemplated in the Transaction Documents.

9.           CO-OPERATION

The Parties shall use their reasonable efforts to ensure that the transactions contemplated by this Agreement are consummated as per the terms hereof, including without limitation, obtaining all approvals from the applicable government and/or regulatory authorities and other Persons as may be necessary or reasonably requested by Investor in order to consummate the transactions contemplated by this Agreement.

10.           RESOLUTION OF DISPUTES

Amicable Settlement

10.1
If any dispute arises between Investor and/or the Promoters and/or Company during the subsistence of this Agreement or thereafter, in connection with the validity, interpretation, implementation or alleged breach of any provision of this Agreement or regarding a question, including the question as to whether the termination of this Agreement by one Party hereto has been legitimate (“Dispute”), the disputing Parties hereto shall endeavour to settle such Dispute amicably. The attempt to bring about an amicable settlement shall be considered to have failed if not resolved within 60 days from the date of the Dispute.

Conciliation

10.2
If the Parties are unable to amicably settle the Dispute in accordance with Clause 10.1 within the period specified therein, the Parties shall forthwith but not later than 30 days after expiry of the aforesaid period, refer the Dispute to Mr. Ram Mukunda and Mr. Jortin Antony for resolution of the said Dispute. The attempt to bring about such resolution shall be considered to have failed if not resolved within 30 days from the date of receipt of a written notification in this regard.

Arbitration

10.3
If the Parties are unable to amicably settle the Dispute in accordance with Clause 10.2 within the period specified therein, any Party to the Dispute shall be entitled to serve a notice invoking this Clause and making a reference to an arbitration panel of three arbitrators. Each party to the dispute shall appoint one arbitrator within 30 days of receipt of the notice of the Party making the reference, and the two arbitrators, so appointed shall appoint a third arbitrator.  The Arbitration proceedings shall be held in accordance with the Arbitration and Conciliation Act, 1996. The decision of the arbitration panel shall be binding on all the Parties to the Dispute.

10.4         The place of the arbitration shall be Mumbai, India.

10.5         The arbitration proceedings shall be governed by the laws of India.

10.6         The proceedings of arbitration shall be in the English language.

10.7	The Arbitrator’s award shall be substantiated in writing. The court of arbitration shall also decide on the costs of the arbitration proceedings. The cost of arbitration shall be borne by the Company.

10.8	The award shall be binding on the Parties subject to the Applicable Laws in force and the award shall be enforceable in any competent court of law.

10.9	The Mumbai court (including any appellant court) in India shall have exclusive jurisdiction.

 11.         NOTICES

11.1
Any notice or other communication that may be given by one Party to the other shall always be in writing and shall be served either by (i) hand delivery duly acknowledged; or (ii) sent by registered post with acknowledgment due; or (iii) by facsimile at the respective addresses set out herein below or at such other address as may be subsequently intimated by one party to the other in writing as set out herein. If the notice is sent by facsimile, the said notice shall also be sent by registered post acknowledgment due.

The Investor: Ram Mukunda
Address:         At the address mentioned above
Tel:                   +1 301 529 4996
Facsimile:         + 1 240 465 0273

The Company: Techni Bharathi Ltd.
Address:          As mentioned above
Tel:
Facsimile:

The Promoter:  Jortin Antony
Address:           As mentioned in Schedule 1 hereto
Tel:
Facsimile:

11.2
All notices shall be deemed to have been validly given on (i) the business date immediately after the date of transmission with confirmed answer back, if transmitted by facsimile transmission, or (ii) the business date of receipt, if sent by courier or hand delivery; or (iii) the expiry of seven days after posting, if sent by registered post.

11.3	Any Party may, from time to time, change its address or representative for receipt of notices provided for in this Agreement by giving to the other Party not less than 10 days prior written notice.

12.           TERM

This Agreement shall come into effect and force and be binding on the Parties from the date first written above and shall remain in full force unless terminated in accordance with the provisions of this Agreement.

13.           CONFIDENTIALITY

13.1
The Parties recognise that each of them will be given and have access to confidential and proprietary information of the other Parties. The Parties undertake not to use any of such confidential information for their own corporate purposes without the prior written consent of the Party owning such information and shall keep confidential and not to disclose to any third party any of the other Parties’ confidential and proprietary information for a period of one year from the date hereof. The Parties shall also cause their respective directors, employees, officers and any other persons to whom the above mentioned information is disclosed to execute a letter of confidentiality to the effect provided in this Clause. The obligations of confidentiality shall not apply to any information that:

(a)           was developed independently by the Parties;

(b)	was known to the Party prior to its disclosure by the disclosing Party;

(c)	has become generally available to the public (other than by virtue of its disclosure by the receiving Party);

(d)	may be required in any report or statement that is required to be submitted by the Company to any governmental or regulatory body;

(e)	may be required in response to any summons or subpoena or in connection with any litigation; or

(f)	was approved by both the Parties (for the avoidance of doubt, disclosure to the Affiliates of the Investor shall be permitted);

(g)	is required by a regulatory authority or the regulations of any recognized stock exchange including the reporting requirements of the Investor to SEC;

(h)	is reasonably required for disclosure to professional advisers of the Party, who shall have given undertakings of strict confidentiality;

(i)	may be required to comply with any law, order, regulation or ruling applicable to any Party hereto.

Provided that prior to any disclosure in respect of a request to disclose confidential information under subsections (d), (e) (g), (h) and (i), above a Party must first notify the Party owning such confidential information, who shall then have the opportunity to respond to and/or dispute such request. The provisions of this Clause shall survive the termination of this Agreement.

13.2.
Upon termination of this Agreement, the Parties shall cause the Company to either (i) return to the Investor and Promoters, as applicable, and the Parties shall return to each other, all documents and information belonging to such Person and all copies thereof in the possession or under the control of a Party which does not own such property, and all confidential information in whatever media; or (ii) destroy all documents and information belonging to the other Party and all copies thereof in the possession or under the control of a Party. Provided that the Investor and/or its advisors may retain, in a secure location, copies of such documents and records for purposes of defending any legal proceeding or as is required to be maintained in order to satisfy any law, rule, regulation, or accounting or financial reporting standards to which the Investor may be subject.

13.3.
The Parties acknowledge and agree that the covenants and obligations with respect to confidentiality set forth in this Clause relate to special, unique and extraordinary matters, and that a violation of any of the terms of such covenants and obligations will cause the Company and the owner of such property irreparable injury for which adequate remedies are not available at law. Therefore, the Parties agree that the Party entitled to enforce the covenants set forth above, shall be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the other Party from committing any violation of the covenants and obligations contained in this Clause. These injunctive remedies are cumulative and are in addition to any other rights and remedies the concerned Party may have at law or in equity.

14.	AUTHORISED PERSON

For the purposes of this Agreement, Mr. Jortin Antony shall represent the Promoters. Accordingly, all the Promoters hereby authorise Mr. Jortin Antony to represent the Promoters and take any decision which may be required to be taken, do all acts and execute all documents which are or may be required by the Promoters for the proper and effective fulfilment of the rights and obligations under this Agreement. Any action taken or deed performed or document executed by Mr. Jortin Antony shall be deemed to be acts or deeds done or documents executed by all the Promoters, and shall be binding on all the Promoters.

15.           TERMINATION

15.1
Grounds for Termination: Save and except the rights and obligations of the Parties that terminate as provided in the specific clauses in this Agreement, this Agreement shall continue in full force and effect until terminated in accordance with the provisions of this Clause.

15.2	This Agreement can be terminated at any time prior to the subscription by the Investor in the manner set out in Clause 4 of this Agreement, by mutual written agreement of the Parties.

15.3	This Agreement shall stand terminated under Clause 4 if the Completion does not take place as per Clause 4.3.

15.4
Effect of Termination: Termination of this Agreement under Clauses 15.2 to 15.3 shall be without liability of any Party (or any shareholder, director, officer, agent, employee, consultant or representative of such Party) to the other Parties.

15.5	The provisions of Clause 6 (Indemnity), 10 (Arbitration), 11 (Notices), and 13 (Confidentiality) shall survive the termination hereof pursuant to Clause 15.1.

16           MISCELLANEOUS PROVISIONS

16.1         Reservation of Rights

No forbearance, indulgence or relaxation or inaction by any Party at any time to require performance of any of the provisions of this Agreement shall in any way affect, diminish or prejudice the right of such Party to require performance of that provision, and any waiver or acquiescence by any Party of any breach of any of the provisions of this Agreement shall not be construed as a waiver or acquiescence of any continuing or succeeding breach of such provisions, a waiver of any right under or arising out of this Agreement or acquiescence to or recognition of rights other than that expressly stipulated in this Agreement.

16.2         Cumulative Rights

All remedies of either Party under this Agreement whether provided herein or conferred by statute, civil law, common law, custom or trade usage, are cumulative and not alternative and may be enforced successively or concurrently.

16.3         Partial Invalidity

If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the unenforceable provision. Provided however, if said provision is fundamental provision of this Agreement or forms part of the consideration or object of this Agreement, the provision of this Clause shall not apply.

16.4         Amendments

No modification or amendment of this Agreement and no waiver of any of the terms or conditions hereof shall be valid or binding unless made in writing and duly executed by all the Parties.

16.5         Assignment

This Agreement and the rights and liabilities hereunder shall bind and inure to the benefit of the respective successors of the Parties hereto, but no Party shall assign or transfer any of its rights and liabilities hereunder to any other Person without the prior written consent of the other Parties, which will not be unreasonably withheld. Notwithstanding anything stated above, the Investor shall be entitled to assign its rights and obligations hereunder to any of its Affiliates or its holding company or ultimate parent company or their Affiliates, without the consent of the other Parties.

16.6         Entire Agreement

This Agreement constitutes the entire Agreement between the Parties with respect to the subscription of the Equity Shares and supersedes and cancels any prior oral or written agreement, representation, understanding, arrangement, communication or expression of intent relating to the subject matter of this Agreement.

16.7         Relationship

None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties hereto and no Party shall have any authority to bind the other Party otherwise than under this Agreement or shall be deemed to be the agent of the other in any way.

16.8         Governing law

This Agreement shall be governed and construed in accordance with the laws of India, under the jurisdiction of the Mumbai courts, without regard to the conflict of laws principles.

16.9         Service of Process

Subject to the provisions of clause 10 of this Agreement, the Parties agree that any action or proceeding seeking to enforce any provision of, or based on any right arising out of this Agreement may be brought against any of the Parties in the courts of Mumbai, India and each of the Parties consent to the jurisdiction of such courts (and of the appropriate appellant courts) in any such action or proceeding and waives any objection to the venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

16.10       Costs

Each Party shall bear its own expenses incurred in preparing this Agreement including any brokers, finders’ fee, financial advisor’s fees and the expenses incurred by its representatives. The Parties agree to equally share in the cost of the US GAAP audits.

16.11       Force Majeure

No Party shall be liable to the other if, and to the extent, that the performance or delay in performance of any of its obligations under this Agreement is prevented, restricted, delayed or interfered with due to circumstances beyond the reasonable control of such Party, including but not limited to, Government legislations, fires, floods, explosions, epidemics, accidents, acts of God, wars, riots, strikes, lockouts, or other concerted acts of workmen, acts of Government and/or shortages of materials. The Party claiming an event of force majeure shall promptly notify the other Parties in writing, and provide full particulars of the cause or event and the date of first occurrence thereof, as soon as possible after the event and also keep the other Parties informed of any further developments. The Party so affected shall use its best efforts to remove the cause of non-performance, and the Parties shall resume performance hereunder with the utmost dispatch when such cause is removed.

16.12       Severance

Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the validity, legality and enforceability of the remaining provisions hereof. Should any provision of this Agreement be or become ineffective for reasons beyond the control of the Parties, the Parties shall use reasonable efforts to agree upon a new provision, which shall as nearly as possible have the same commercial effect as the inefficient provision.

16.13       Good Faith Negotiations and Further Assurances

16.13.1 The Parties agree that if the transactions contemplated in this Agreement cannot be completed in the manner set forth herein, then the Parties shall use reasonable endeavours to enter into other transactions that (a) would result in a substantially similar outcome and (b) do not prejudice any of the Parties.  Each of the Parties further agrees that, during any such negotiations, it shall refrain from initiating any legal actions against the other Parties; and

16.13.2 Each Party agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the other Parties may reasonably require, whether on or after the date of this Agreement, to implement and/or give effect to this Agreement and the transactions contemplated by it and for the purpose of vesting in the Investor the full benefit of the assets, rights and benefits to be transferred to the Investor under this Agreement.

16.14       Public announcements

Except as and to the extent required by Applicable Law, without the prior written consent of the other Party, neither Party will, and each will direct its representatives not to, make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the terms of this Agreement and the Transaction Documents. The Investor however is required by the Securities and Exchange Commission (‘SEC’) laws in the United States of America to disclose the terms of this Agreement and the Transaction Documents, while filing with the SEC, which may result into a press release or press exposure or disclosure to the general public.

16.15       Execution in Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. A facsimile or copy of a signature is valid as an original.

16.16       Authorisation

The persons signing this Agreement on behalf of the Parties represent and covenant that they have the authority to so sign and execute this document on behalf of the Parties for whom they are signing.

16.17       Time of the essence

Any date or period mentioned in this Agreement may be extended by agreement between the Parties hereto, failing which, as regards any such date or period, time shall be the essence of the Agreement.

Execution Page Follows:

IN WITNESS WHEREOF THE PARTIES HERETO HAVE SET AND SUBSCRIBED THEIR RESPECTIVE HANDS TO THESE PRESENTS ON THE DAY, MONTH AND YEAR HEREIN WRITTEN:

SIGNED AND DELIVERED	)
BY THE WITHINNAMED " Investor "	)
BY THE HAND OF MR. RAM MUKUNDA	)
(Authorised Signatory))

ON THE 16th DAY OF SEPTEMBER 2007)

IN THE PRESENCE OF:	)
WITNESS:	)

NAME AND ADDRESS:	)

SIGNED AND DELIVERED	)
BY THE WITHINNAMED "TECHNI BHARATHI LTD"	)
BY THE HAND OF MR. JORTIN ANTONY	)
(AUTHORISED SIGNATORY) PURSUANT TO THE	)
RESOLUTION PASSED BY THE BOARD	)
ON THE 16th DAY OF SEPTEMBER 2007)

IN THE PRESENCE OF:	)
WITNESS:	)
ADDRESS:	)

SIGNED AND DELIVERED	)
BY THE WITHINNAMED "Promoter"	)
Mr. JORTIN ANTONY	)

ON THE 16th DAY OF SEPTEMBER 2007)

IN THE PRESENCE OF:	)
WITNESS:	)
ADDRESS: